SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                       ULTRADATA SYSTEMS, INCORPORATED
             -------------------------------------------------
             (Exact name of Registrant as specified in Charter)


         Delaware                                       43-1401158
  -------------------------------------------------------------------------
  (State of Incorporation)                    (I.R.S. Employer I.D. Number)

              1240 Dielmann Industrial Court, St. Louis MO 63132
              --------------------------------------------------
                   (Address of Principal Executive Offices)


                           2004 STOCK GRANT PLAN
                           ---------------------
                           (Full Title of Plan)

                                MONTE ROSS
                      Ultradata Systems, Incorporated
                      1240 Dielmann Industrial Court
                           St. Louis, MO 63132
                              (314) 997-2250
         ---------------------------------------------------------
         (Name, Address and Telephone Number of Agent for Service)

                                Copy to:
                            ROBERT BRANTL, ESQ.
                             322 Fourth Street
                            Brooklyn, NY 11215
                             (718) 768-6045

                     CALCULATION OF REGISTRATION FEE

Title of                      Proposed        Proposed
Securities     Amount         Maximum         Maximum            Amount of
to be          to be          Offering Price  Aggregate          Registration
Registered     Registered (1) per Share (2)   Offering Price (2) Fee
------------------------------------------------------------------------------
Common Stock,  223,000 shares    $.90          $200,700            $25.43
 $.01 par value




(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 223,000 shares by $.90, the closing price of shares of the Common Stock on the OTC Bulletin Board on September 14, 2004.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.  Incorporation of Documents by Reference.

         Ultradata Systems, Incorporated is incorporating by reference the following documents previously filed with the Securities and Exchange
Commission:

     (a) Ultradata's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

     (b) Ultradata's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004;

     (c) Ultradata's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004;

     (d) the description of Ultradata's Common Stock contained in its Registration Statement on Form 8-A.

     Ultradata is also incorporating by reference all documents hereafter filed by Ultradata pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to Ultradata, has opined upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl owns 22,200 shares of the common stock of Ultradata.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     4.1  2004 Stock Grant Plan

     5    Opinion of Robert Brantl, Esq.

     23.1 Consent of Webb & Company, P.A..

     23.2 Consent of Weinberg & Company, P.A.

     23.3 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.  Undertakings.

     Ultradata hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ultradata pursuant to the provisions of the Delaware General Corporation Law or otherwise, Ultradata has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ultradata of expenses incurred or paid by a director, officer or controlling person of Ultradata in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ultradata will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Ultradata Systems, Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis and the State of Missouri on the 15th day of September, 2004.


                                  ULTRADATA SYSTEMS, INCORPORATED



                                  By: /s/Monte Ross
                                      ------------------------
                                      Monte Ross
                                      Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on September 15, 2004.

Name                              Title


/s/ Monte Ross                    Chief Executive Officer, Director
-----------------------
    Monte Ross

/s/ Ernest Clarke                 President (Chief Financial and
-----------------------           Accounting Officer), Director
    Ernest Clarke

/s/ Mark L Peterson               Director
-----------------------
    Mark L.Peterson

/s/ Donald Rattner
-----------------------           Director
    Donald Rattner


-----------------------           Director
    H. Krollfeifer, Jr.


-----------------------           Director
    Matthew Klapman